Exhibit 8.1

Subsidiaries, Variable Interest Entity, and Subsidiaries of Variable Interest Entity

Name	Date of Incorporation	Jurisdiction of Incorporation	Percentage of beneficial ownership	Principal Activities
Subsidiaries of the Company
UTime International Limited	November 1, 2018	Hong Kong	100%	Investment holding company
Shenzhen UTime Technology Consulting Co., Ltd.	December 18, 2018	China	100%	Investment holding company
Bridgetime Limited	September 5, 2016	British Virgin Island	100%	Investment holding company
Do Mobile India Private Ltd.	October 24, 2016	India	99.99%	Sales of in-house brand products in India

VIE
United Time Technology Co., Ltd.	June 12, 2008	China	100%	Research and development of products, and sales

Subsidiaries of the VIE
Guizhou United Time Technology Co., Ltd. (“UTime GZ”)	September 23, 2016	China	UTime SZ’s subsidiary	Manufacturing
UTime Technology (HK) Company Limited (“UTime Trading”)	June 25, 2015	Hong Kong	UTime SZ’s subsidiary	Trading
UTime India Private Limited (“UTime India”)	February 7, 2019	India	UTime Trading’s Subsidiary	Trading
Guangxi Utime Technology Co., Ltd. (“UTime Guangxi”)	November 1, 2021	China	UTime Trading’s Subsidiary	Manufacturing of mobile devices and components
Gesoper S De R.L. De C.V. (“Gesoper”)	October 21, 2020	Mexico	UTime Trading’s subsidiary	Trading
Firts Communications And Technologies De Mexico S.A. De C.V. (“Firts”)	November 12, 2021	Mexico	Gesoper’s subsidiary	Trading